Exhibit 10.4

EXECUTION COPY

Dresdner Bank AG, New York Branch | 1301 Avenue of the Americas | New York, NY 10019 | Tel: (212) 969-2700

Opening Transaction

EMC Corporation
To:	176 South Street
Hopkinton, MA 01748

From:	Dresdner Bank AG, New York Branch

Re:	Issuer Warrant Transaction

Date:	November 13, 2006

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Dresdner Bank AG, New York Branch (“Dealer”) and EMC Corporation (“Issuer”).  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.               This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.  For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement as if Dealer and Issuer had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency and (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2.               The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 13, 2006

Effective Date:	November 17, 2006, or such other date as agreed between the parties, subject to Section 8(k) below

Components:

The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The Common Stock of Issuer, par value USD 0.01 per share (Ticker Symbol: “EMC”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD19.5455

Premium:	USD44,142,750 (Premium per Warrant USD1.3714)

Premium Payment Date:	The Effective Date

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:

As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction). “Final Disruption Date” means March 27, 2012. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration

Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Automatic Exercise:

Applicable; and means that the Number of Warrants for the corresponding Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date unless Buyer notifies Seller and the Calculation Agent (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Issuer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	Attn: Office of General Counsel
Telephone: (508) 435-1000
Facsimile: (508) 497-6915

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Net Share Settlement:

On each Settlement Date, Issuer shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional shares valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date. If, in the reasonable opinion of Issuer, Dealer or the Calculation Agent based on advice of counsel, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Dealer under Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”), then Dealer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than 12:00 noon

(local time in New York City) on the relevant Settlement Date.

Number of Shares to be Delivered:

In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price (or, if no such excess, zero) divided by (B) such VWAP Price.

VWAP Price:

For any Valuation Date, the New York 10b-18 Volume Weighted Average Price per share of the Shares for the regular trading session (including any extensions thereof) of the Exchange on such Valuation Date (without regard to pre-open or after hours trading outside of such regular trading session) as published by Bloomberg at 4:15 p.m. New York time on such date, on Bloomberg page “EMC.N <Equity> AQR_SEC” (or any successor thereto).

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided that in respect of an Extraordinary Dividend, “Calculation Agent Adjustment” shall be as described in the provision below.

Extraordinary Dividend:

If at any time during the period from and including the Trade Date, to but excluding the last Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date” and such dividend, an “Extraordinary Dividend”), then the Calculation Agent will make adjustments to the Strike Price, the Number of Warrants, the Daily Number of Warrants, the Warrant Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction to preserve the fair value of the Transaction to Buyer after taking into account such dividend.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:

Modified Calculation Agent Adjustment; provided that if Cancellation and Payment would otherwise be deemed to be applicable to the Transaction pursuant to Section 12.2(e)(ii) of the Equity Definitions, the Calculation Agent may elect to have Cancellation and Payment apply to the Transaction in whole or in part.

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation Agent Adjustment:

If, in respect of any Merger Event or Tender Offer to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions would result in Issuer being different from the issuer of the Shares, then with respect to such Merger Event or Tender Offer, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions, Issuer, the issuer of the Shares and Buyer shall, prior to the Merger Date or Tender Offer, as the case may be, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by the Calculation Agent that the Calculation Agent has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Buyer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions, and to preserve Hedging Party’s hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Buyer, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) or Section 12.3(d)(ii), as the case may be, of the Equity Definitions shall apply.

Reference Markets:	For the avoidance of doubt, and without limiting the generality of the foregoing provisions, any adjustment effected by the Calculation Agent pursuant to Section

12.2(e) and/or Section 12.3(d) of the Equity Definitions may be determined by reference to the adjustment(s) made in respect of Merger Events or Tender Offers, as the case may be, in the convertible bond market.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions shall be amended by inserting (i) at the end of the fifth line thereof the following phrase: “(or GS)”, (ii) at the end of clause (X) the following phrase: “(or, in the case of GS, a Hedging Party Related Transaction)”; and (iii) in clause (Y), immediately following the words “such Transaction”, the following phrase: “(or, in the case of GS, a Hedging Party Related Transaction).”

Hedging Party Related Transaction:	For any Transaction, a transaction between GS and Buyer or its affiliate in respect of such Transaction.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:

Applicable; provided that Section 12.9(a)(v) of the Equity Definitions shall be amended by inserting at the end of clause (A) the following phrase: “(or a transaction between GS and Buyer or its affiliate in respect of the relevant Transaction).”

(e) Increased Cost of Hedging:	Applicable; provided that Section 12.9(a)(vi) of the Equity Definitions shall be amended by inserting at the end of clause (A) the following phrase: “(or a Hedging Party Related Transaction).”

(f) Loss of Stock Borrow:

Applicable; provided that Section 12.9(a)(vii) of the Equity Definitions shall be amended by inserting in the third line thereof following the words “such Transaction” the following phrase: “(or a Hedging Party Related Transaction).”

Maximum Stock Loan Rate:	1.00% per annum

(g) Increased Cost of Stock Borrow:

Applicable; provided that Section 12.9(a)(viii) of the Equity Definitions shall be amended by inserting in the second line thereof following the words “such Transaction” the following phrase: “(or a Hedging Party Related Transaction).”

Initial Stock Loan Rate:	0.25% per annum

Hedging Party:	GS

Determining Party:	For all applicable Additional Disruption Events, the Calculation Agent.

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:

Goldman Sachs International or any of its affiliates to which Goldman Sachs International assigns its rights and obligations under a transaction with the Dealer that is related to this Transaction (“GS”).

4. Account Details:

Dealer Payment Instructions:

Dresdner Bank A.G.
For A/C
A/C #
ABA:

Issuer Payment Instructions:	To be provided by Issuer.

5. Offices:

The Office of Dealer for the Transaction is:

1301 Avenue of the Americas, New York, NY 10019

The Office of Issuer for the Transaction is:

176 South Street, Hopkinton, MA 01748

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Issuer:

To:	EMC Corporation
Attn:	Office of General Counsel
Telephone:	(508) 435-1000
Facsimile:	(508) 497-6915

(b) Address for notices or communications to Dealer:

To:	Dresdner Bank AG, New York Branch
Attn:	Donald Roeill
Telephone:	(212) 895-5248
Facsimile:	(212) 429-3493

With a copy to:

Attn:	Alan Skandan

Facsimile: (212) 429-4522

(c) Address for notices or communications to GS:

All communications relating to the Transaction or the Agreement shall be transmitted exclusively:

Through:	Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004
Attn:	Equity Operations: Options and Derivatives
Telephone:	(212) 902-1981
Facsimile:	(212) 428-1980/1983

With a copy to:

Attn:	Tracey McCabe
Equity Capital Markets
Telephone:	(212) 357-0428
Facsimile:	(212) 902-3000

7.               Representations, Warranties and Agreements:

(a)                                  In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer and GS as follows:

(i)                                     On the Trade Date, (A) none of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)                                  Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that neither Dealer nor GS is making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii)                               Prior to the Trade Date, Issuer shall deliver to Dealer and GS a resolution of Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as either Dealer or GS shall reasonably request.

(iv)                              Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v)                                 Issuer is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi)                              On the Trade Date (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(vii)                           Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).

(viii)                        The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement dated as of the Trade Date between Issuer and Goldman, Sachs & Co., Lehman Brothers Inc. and Citigroup Global Markets Inc. as representatives of the Initial Purchasers party thereto are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer and GS as if set forth herein.

(ix)                                Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(x)                                   (A)  During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period.

(xi)                                During the Settlement Period, neither Issuer nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(b)                                 Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c)           Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof.  Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)           Each of Dealer and Issuer agrees and acknowledges (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e)                                  Issuer shall deliver to Dealer and GS an opinion of counsel, dated as of the Trade Date and reasonably acceptable to each of Dealer and GS in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

8.  Other Provisions:

(a)                                  Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If Issuer shall owe Buyer any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party, that resulted from an event or events within Issuer’s control) (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Buyer and the Calculation Agent, confirmed in writing within one Scheduled Trading Day, by 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”).  Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:

Applicable and means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.  If, in the reasonable opinion of counsel to Issuer, Dealer or GS, for any reason, any securities comprising the Share Termination Delivery Units deliverable pursuant to this Section 8(a) would not be immediately freely transferable by Dealer under Rule 144(k) under the Securities Act, then Dealer may elect to either (x) accept delivery of such securities notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

(b)           Registration/Private Placement Procedures.  (i)  With respect to the Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 2 or in paragraph (a) of this Section 8.  If so applicable, then, at the election of Issuer by notice to Buyer and GS within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Shares or Share Termination Delivery Units, as the case may be, delivered by Issuer to Buyer and by Buyer to Hedging Party shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Buyer or by Hedging Party, as the case may be (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Buyer and Hedging Party) or (B) Issuer shall deliver additional Shares or Share Termination Delivery Units, as the case may be, so that the value of such Shares or Share Termination Delivery Units, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares or Share Termination Delivery Units that would otherwise be deliverable if such Shares or Share Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Buyer (such value, the “Freely Tradeable Value”); provided that Issuer may not make the election described in this clause (B) if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares by Dealer (or any such affiliate of Dealer) or by Hedging Party (or an affiliate of Hedging Party designated by Hedging Party); provided further that, if requested by Dealer or Hedging Party, Issuer shall make the election described in this clause (B) with respect to Shares delivered on all Settlement Dates no later than one Exchange Business Day prior to the first Expiration Date, and the applicable procedures described below shall apply to all Shares delivered on the Settlement Dates on an aggregate basis.  (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

(ii)                                  If Issuer makes the election described in clause (b)(i)(A) above:

(A)                              Buyer (or an affiliate of Buyer designated by Buyer) and Hedging Party (or an affiliate of Hedging Party designated by Hedging Party) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Buyer, Hedging Party or such respective affiliates, as the case may be, in its discretion; and

(B)                                Buyer (or an affiliate of Buyer designated by Buyer), Hedging Party (or an affiliate of Hedging Party designated by Hedging Party) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Share Termination Delivery Units, as the case may be, by Buyer, Hedging Party or any such affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to Buyer, Hedging Party and/or any such affiliates and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of,

Buyer, Hedging Party and their respective affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Buyer and counsel for Hedging Party, and shall provide for the delivery of accountants’ “comfort letters” to Buyer, Hedging Party and/or any such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii)                               If Issuer makes the election described in clause (b)(i)(B) above:

(A)                              Buyer (or an affiliate of Buyer designated by Buyer), Hedging Party (or an affiliate of Hedging Party designated by Hedging Party) and any potential institutional purchaser of any such Shares or Share Termination Delivery Units, as the case may be, from Buyer, Hedging Party and/or any such designated affiliate shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer;

(B)                                Buyer (or an affiliate of Buyer designated by Buyer) and Hedging Party (or an affiliate of Hedging Party designated by Hedging Party) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Share Termination Delivery Units, as the case may be, by Issuer to Buyer or such an affiliate, the private resale of such shares by Buyer or such an affiliate to Hedging Party or its affiliate and the private resale of such shares by Hedging Party or such an affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Buyer, Hedging Party, their respective affiliates and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer, Hedging Party and their respective affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all fees and expenses of counsel for Buyer and counsel for Hedging Party, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use best efforts to provide for the delivery of accountants’ “comfort letters” to Buyer, Hedging Party and/or any such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares; and

(C)                                Issuer agrees that any Shares or Share Termination Delivery Units so delivered to Dealer, (i) may be transferred by and among Dealer, Hedging Party and their respective affiliates, and Issuer shall effect such transfers without any further action by Dealer or Hedging Party and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by Issuer comprising such Share Termination Delivery Units, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Dealer (or such affiliate of Dealer) or by Hedging Party (or such affiliate of Hedging Party) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer or Hedging Party, as the case may be, in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer) or by Hedging Party (or such affiliate of Hedging Party), as the case may be.

(c)                                  Make-whole Shares.  If Issuer (x) elects to deliver Share Termination Delivery Units pursuant to paragraph (a) of this Section 8 and (y) makes the election described in clause (b)(i)(B) of paragraph (b) of this Section 8, then Dealer shall deliver such Shares or Share Termination Units to the Hedging Party under a Hedging Party Related Transaction or its affiliate may sell (which sale shall be made in a commercially reasonable manner) such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Hedging Party or its affiliate completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the amount of the Payment Obligation (in the case of clause (x), or in the case that both clause (x) and clause (y) apply) or the Freely Tradeable Value (in the case that only clause (y) applies)(such amount of the Payment Obligation or Freely Tradeable Value, as the case may be, the “Required Proceeds”).  If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Required Proceeds, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer.  If the Required Proceeds exceed the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount.  The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(c).  This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e).

(d)                                 Beneficial Ownership.  Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Buyer be entitled to receive, or shall be deemed to receive, any Shares if, immediately upon giving effect to such receipt of such Shares, the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Buyer, any of its affiliates subject to aggregation with Buyer for the purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Buyer with respect to “beneficial ownership” of any Shares (collectively, “Buyer Group”) would be equal to or greater than 9.5% or more of the outstanding Shares.  If any delivery owed to Buyer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Buyer gives notice to Issuer that such delivery would not result in Buyer Group directly or indirectly so beneficially owning in excess of 9.5% of the outstanding Shares.  For the avoidance of doubt, nothing in this subsection (d) obligates Issuer to pay cash to Buyer in lieu of any Share delivery obligation owed by Issuer to Buyer under this Confirmation.

(e)                                  Limitations on Settlement by Issuer.  Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with the Transaction in excess of a number of Shares equal to two times the aggregate Number of Shares for all Components (as such number may be adjusted from time to time in accordance with the provisions hereof) (the “Capped Number”).  Issuer represents and warrants to Dealer and Hedging Party (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”).  In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(e) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions.  Issuer shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(f)                                    Equity Rights.  Buyer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.

(g)                                 Amendments to Equity Definitions and the Agreement.  The following amendments shall be made to the Equity Definitions and to the Agreement:

(i)                                     The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”; and

(ii)                                  Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with “material”.

(h)                                 Transfer and Assignment.  Buyer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time to any bank or broker-dealer or any affiliate thereof that in either case regularly enters into over-the-counter equity derivative transactions without the consent of Issuer. Notwithstanding any other provision of this Confirmation to the contrary requiring or allowing Buyer to receive or deliver any Shares, Buyer may designate any of its affiliates to receive or deliver such Shares and otherwise perform Buyer’s obligations in respect of this Transaction and any such designee may assume such obligation. Buyer shall be discharged of its obligation hereunder to the extent of any such performance.

(i)                                     Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

(j)                                     Additional Termination Event.  If within the period commencing on the Trade Date and ending on the second anniversary of the Premium Payment Date, Hedging Party reasonably determines that it is advisable for Buyer to terminate a portion of the Transaction so that Hedging Party’s related hedging activities will comply with applicable securities laws, rules or regulations, an Additional Termination Event shall occur in respect of which (1) Issuer shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction.

(k)                                  Effectiveness.  If, prior to the Effective Date, Hedging Party reasonably determines that Hedging Party’s hedging activities under any Hedging Party Related Transaction could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

(l)                                     Extension of Settlement.  The Calculation Agent may divide any Component into additional Components and designate the Expiration Date and the Number of Warrants for each such Component if the Calculation Agent determines, in its reasonable discretion, that such further division is necessary or advisable to preserve Hedging Party’s hedging activity under any Hedging Party Related Transaction in light of existing liquidity conditions or to enable Hedging Party to effect purchases of Shares in connection with its hedging activity under such Hedging Party Related Transaction in a manner that would, if Hedging Party were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal and regulatory requirements.

(m)                               Governing Law.  THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

(n)                                 Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction.  Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)                                 No Set-off.  The provisions of Section 2(c) of the Agreement shall not apply to the Transaction.  Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(p)                                 Early Termination or Cancellation.  Notwithstanding anything to the contrary in the Equity Definitions or the Agreement, to the extent that Dealer would otherwise have the right under the Equity Definitions or the Agreement to elect to cancel the Transaction, to designate an Early Termination Date in respect of the Transaction or to determine any amount due upon the cancellation or early termination of the Transaction, the Calculation Agent shall make such election, designation or determination, as the case may be, in place of Dealer.

(r)                                    Third Party Beneficiary.  GS shall be the third party beneficiary of Issuer’s representations, warranties, agreements, indemnities and other obligations hereunder and will have a right to directly enforce those obligations against Issuer.

Issuer hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dresdner Bank AG, New York Branch, Facsimile No. (212) 429-3493, with a copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83.

Yours faithfully,

DRESDNER BANK AG, NEW YORK BRANCH

	Authorized Signatory	/s/ Vito Dimattia
Name: Vito Dimattia
		Title:	Managing Director,
Department Head -
Operations

	Authorized Signatory	/s/ Peter Cavalieri
Name: Peter Cavalieri
		Title:	Director,
Global Business Services
(CM)

Agreed and accepted by:

EMC CORPORATION

By:	/s/ Irina Simmons
Name: Irina Simmons
Title: Senior Vice President and Treasurer

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1	1,609,368	February 15, 2012
2	1,609,368	February 16, 2012
3	1,609,368	February 17, 2012
4	1,609,368	February 21, 2012
5	1,609,368	February 22, 2012
6	1,609,368	February 23, 2012
7	1,609,368	February 24, 2012
8	1,609,368	February 27, 2012
9	1,609,368	February 28, 2012
10	1,609,368	February 29, 2012
11	1,609,368	March 1, 2012
12	1,609,368	March 2, 2012
13	1,609,368	March 5, 2012
14	1,609,368	March 6, 2012
15	1,609,368	March 7, 2012
16	1,609,368	March 8, 2012
17	1,609,368	March 9, 2012
18	1,609,368	March 12, 2012
19	1,609,369	March 13, 2012
20	1,609,369	March 14, 2012